Universal Travel Group Reaffirms Fiscal Year 2008 Guidance and Issues Fiscal Year 2009 Guidance

SHENZHEN, China, Feb. 10 /PRNewswire-Asia-FirstCall/ -- Universal Travel Group Inc. (OTC Bulletin Board: UTVG) ("Universal Travel Group" or the "Company"), a growing travel services provider in the People's Republic of China ("PRC") specializing in online and customer representative services to the travel service industry offering packaged tours, air ticketing, hotel reservation and air cargo agency services, today reaffirmed its previously forecasted fiscal year 2008 revenue at a range of $72 million to $74 million and net income at a range of between $13.5 million and $14.5 million. The Company is scheduled to report its upcoming fourth quarter and annual results in March, 2009.
Universal Travel Group previously forecasted a full year 2008 revenue range of $69 million to $73 million with a full year 2008 net income range of $12 million to $14 million or earnings per share of $0.29 to $0.33, not including stock based compensation. On November 5, 2008, based on greater-than-expected third quarter results, the Company upgraded its forecast for full year 2008 revenue to a range of $72 million to $74 million, net income to a range of between $13.5 million and $14.5 million, and earnings per share to a range of $0.32 to $0.35. The Company raises its guidance due to increased post Olympics travel, strength in its packaged tours business and success in diversifying its business model across various sectors of the travel industry.
For fiscal year 2009, the Company is targeting full year revenue to be in the range of $88.0 million to $96.0 million and full year net income to be in the range of $16.5 million to $18.0 million, not including stock based compensation. This represents growth in revenue of 21% to 32% and growth in net income of 18% to 29%.
"We remain very confident that we are on track to achieve guidance for fiscal year 2008. In addition, we believe we can grow in 2009 due to China's steadily growing tourism industry," stated Ms. Jiangping Jiang, CEO of Universal Travel Group. "Over the last year, China's domestic travel fueled our growth. According to the National Tourism Administration of the People's Republic of China, China's domestic travel income receipts grew by 12.6% over 2007, and total tourism receipts accounted for 3.9% of China's total GDP in 2008."
Ms. Jiang added, "Looking forward, our TRIPEASY Kiosk solution enables us to serve a wider customer base in addition to internet users, which represents a population of more than 1.0 billion. Our beta testing has shown promising results; TRIPEASY Kiosks are a cost effective way to improve our sales. The TRIPEASY Kiosks will serve, together with our website and call center, to integrate our air ticket sales, hotel room sales, and packaged tours businesses. We are working on a cost-effective way for a potential rollout by bundling it with Byte Power (CQ) Info Tech Limited's (a subsidiary of Byte Power Group Limited - ASE: BPG.AX) E-Kiosks. This will allow us to enter a new market in Chongqing quickly and efficiently. Due to these factors, we believe that Universal Travel Group will be able to sustain growth in the year ahead."

About Universal Travel Group Inc.
Universal Travel Group, a growing travel services provider in the People's Republic of China, is engaged in providing reservation, booking, and domestic and international travel and tourism services throughout the PRC via the internet and through customer representatives. Under the theme "Wings towards a more colorful life" the company's core services include tour packaging for customers, booking services for air tickets and hotels as well as air cargo transportation. In 2007, Universal Travel Group completed the acquisitions of Speedy Dragon, specializing in air cargo transportation; Xi'an Golden Net, specializing in travel packaged tours; Shanghai LanBao, specializing in hotel reservation and Foshan Overseas International, a PRC-based company that handles domestic and international travel inquiries. Universal Travel's goal is to become the PRC's leading travel services provider in all fields of the tourism industry including the aviation, cargo, hotel booking and tour packaging segments. For more information about the company, please visit http://us.cnutg.com , and http://www.cnutg.com.cn for the service website.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains certain statements that may include "forward-looking statements" within the meaning of federal securities laws. All statements, other than statements of historical facts, included herein are "forward-looking statements". Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company's ability to successfully expand its market presence and those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Company Contact:
Mr. Jing Xie
Secretary of Board & Vice President
Universal Travel Group Inc.
Phone:    +86-755-8366-8489
Email:    06@cnutg.cn
Web site: http://us.cnutg.com

Investor Relations Contact:
Mr. Crocker Coulson, President
CCG Investor Relations
Phone: +1-646-213-1915 (NY office)
Email: crocker.coulson@ccgir.com

Mr. Gary Chin
CCG Investor Relations
Phone:    +1-646-213-1909
Web site: http://www.ccgirasia.com

SOURCE  Universal Travel Group Inc.